Exhibit 99.1

Positive Results of CONTESSA, a Phase 3 Study of Tesetaxel in Patients with Metastatic Breast Cancer, Presented at the 2020 San Antonio Breast Cancer Symposium (SABCS)

CONTESSA Achieved Primary Endpoint – Tesetaxel Plus a Reduced Dose of Capecitabine Significantly Improved Progression-free Survival (PFS) Versus the Approved Dose of Capecitabine Alone (Hazard Ratio=0.716; p=0.003)

Median PFS Was 9.8 Months for Tesetaxel Plus a Reduced Dose of Capecitabine Versus 6.9 Months for the Approved Dose of Capecitabine Alone, an Improvement of 2.9 Months

Company to Host Virtual Investor and Analyst Event Today at 1:00 p.m. CT / 2:00 p.m. ET

SAN DIEGO, CA – (BUSINESS WIRE) – December 11, 2020 – Odonate Therapeutics, Inc. (NASDAQ: ODT), a pharmaceutical company dedicated to the development of best‑in‑class therapeutics that improve and extend the lives of patients with cancer, today announced that positive results from CONTESSA, a Phase 3 study of tesetaxel in patients with metastatic breast cancer (MBC), were presented in an oral presentation at the 2020 San Antonio Breast Cancer Symposium (SABCS). The results were presented by Joyce O’Shaughnessy, M.D., Celebrating Women Chair in Breast Cancer Research, Baylor University Medical Center, Texas Oncology and Chair, Breast Cancer Research, US Oncology, and Co‑Principal Investigator of CONTESSA (please click here for slides).

CONTESSA is a multinational, multicenter, randomized, Phase 3 study of tesetaxel, an investigational, orally administered taxane, in patients with MBC. CONTESSA is comparing tesetaxel dosed orally at 27 mg/m2 on the first day of each 21‑day cycle plus a reduced dose of capecitabine (1,650 mg/m2/day dosed orally for 14 days of each 21‑day cycle) to the approved dose of capecitabine alone (2,500 mg/m2/day dosed orally for 14 days of each 21‑day cycle) in 685 patients randomized 1:1 with hormone receptor (HR)-positive, human epidermal growth factor receptor 2 (HER2)-negative MBC previously treated with a taxane in the neoadjuvant or adjuvant setting. Capecitabine is an oral chemotherapy agent that is considered a standard‑of‑care treatment in MBC. Where indicated, patients must have received endocrine therapy with or without a cyclin‑dependent kinase (CDK) 4/6 inhibitor. The primary endpoint is progression‑free survival (PFS) as assessed by the Independent Radiologic Review Committee (IRC). The secondary efficacy endpoints are overall survival (OS), objective response rate (ORR) as assessed by the IRC and disease control rate (DCR) as assessed by the IRC. CONTESSA is being conducted at 180 investigational sites in 18 countries in North America, Europe and Asia.

CONTESSA met the primary endpoint of improved PFS as assessed by the IRC. Median PFS was 9.8 months for tesetaxel plus a reduced dose of capecitabine versus 6.9 months for the approved dose of capecitabine alone, an improvement of 2.9 months. The risk of disease progression or death was reduced by 28.4% [hazard ratio=0.716 (95% confidence interval: 0.573-0.895); p=0.003] for tesetaxel plus a reduced dose of capecitabine versus the approved dose of capecitabine alone.

The ORR as assessed by the IRC was 57% for tesetaxel plus a reduced dose of capecitabine versus 41% for the approved dose of capecitabine alone (p=0.0002). The DCR as assessed by the IRC was 67% for tesetaxel plus a reduced dose of capecitabine versus 50% for the approved dose of capecitabine alone (p<0.0001). While OS data are immature, a recent interim analysis indicated the absence of an adverse effect on OS with tesetaxel plus a reduced dose of capecitabine. A protocol‑specified final analysis of OS is expected to occur in 2022.

Tesetaxel plus capecitabine was associated with a manageable side effect profile consistent with findings from previous clinical studies. Grade ≥3 treatment-emergent adverse events (TEAEs) that occurred in ≥5% of patients were: neutropenia (70.9% for tesetaxel plus capecitabine vs. 8.3% for capecitabine alone); diarrhea (13.1% for tesetaxel plus capecitabine vs. 8.9% for capecitabine alone); hand‑foot syndrome (6.8% for tesetaxel plus capecitabine vs. 12.2% for capecitabine alone); febrile neutropenia (13.1% for tesetaxel plus capecitabine vs. 1.2% for capecitabine alone); fatigue (8.6% for tesetaxel plus capecitabine vs. 4.5% for capecitabine alone); hypokalemia (8.6% for tesetaxel plus capecitabine vs. 2.7% for capecitabine alone); leukopenia (9.8% for tesetaxel plus capecitabine vs. 0.9% for capecitabine alone); and anemia (8.0% for tesetaxel plus capecitabine vs. 2.4% for capecitabine alone).

Adverse events resulting in treatment discontinuation in ≥1% of patients were: neutropenia or febrile neutropenia (4.2% for tesetaxel plus capecitabine vs. 1.5% for capecitabine alone); neuropathy (3.6% for tesetaxel plus capecitabine vs. 0.3% for capecitabine alone); sepsis or septic shock (1.8% for tesetaxel plus capecitabine vs. 0.6% for capecitabine alone); diarrhea (0.9% for tesetaxel plus capecitabine vs. 1.5% for capecitabine alone); and hand-foot syndrome (0.6% for tesetaxel plus capecitabine vs. 2.1% for capecitabine alone). Treatment discontinuation due to any adverse event occurred in 23.1% of patients treated with tesetaxel plus capecitabine versus 11.9% of patients treated with capecitabine alone.

Tesetaxel dose reductions occurred in 76% of patients treated with tesetaxel plus capecitabine, primarily due to neutropenia. Dose reductions occurred in 61% of patients treated with capecitabine alone, primarily due to hand-foot syndrome. The relative delivered dose intensity, which accounts for not only the frequency, but also the magnitude of reductions and treatment adherence, was higher in patients treated with tesetaxel plus capecitabine. Specifically, 81% of the intended dose of tesetaxel through cycle 12 was delivered in patients treated with tesetaxel plus capecitabine versus 76% of the intended dose of capecitabine through cycle 12 in patients treated with capecitabine alone.

Grade 2 alopecia (hair loss) occurred in 8.0% of patients treated with tesetaxel plus capecitabine versus 0.3% of patients treated with capecitabine alone. Grade ≥3 neuropathy occurred in 5.9% of patients treated with tesetaxel plus capecitabine versus 0.9% of patients treated with capecitabine alone. There were no treatment-related hypersensitivity reactions.

“Tesetaxel represents a potential important clinical advance for patients with metastatic breast cancer,” said Joyce O’Shaughnessy, M.D. “There remains a significant unmet medical need for novel therapies that offer quality‑of‑life advantages for patients with metastatic breast cancer.”

“The PFS improvement observed in CONTESSA, along with once‑every‑three‑weeks oral dosing and low rates of clinically significant hair loss and neuropathy, could make tesetaxel an important new treatment option for patients with metastatic breast cancer,” said Andrew Seidman, M.D., Medical Director, Bobst International Center, Memorial Sloan Kettering Cancer Center and Professor of Medicine, Weill Cornell Medical College, and Co‑Principal Investigator of CONTESSA.

“We would like to thank all of the investigators, study team personnel, and especially the patients and their caregivers who made CONTESSA possible,” said Kevin Tang, Chief Executive Officer of Odonate. “We look forward to working closely with global regulatory authorities to make tesetaxel available to patients with metastatic breast cancer. We plan to submit a New Drug Application for tesetaxel to the FDA in mid‑2021.”

The Company will host a Virtual Investor and Analyst Event today at 1:00 p.m. CT / 2:00 p.m. ET.

Virtual Investor and Analyst Event Information

Date: December 11, 2020

Time: 1:00 p.m. CT / 2:00 p.m. ET

Webcast Link: Please click here

Dial-in (domestic): (866) 300-4090

Dial-in (international): (636) 812‑6660

Conference ID: 8698553

About Tesetaxel

Tesetaxel is an investigational, orally administered chemotherapy agent that belongs to a class of drugs known as taxanes, which are widely used in the treatment of cancer. Tesetaxel has several pharmacologic properties that make it unique among taxanes, including: oral administration with a low pill burden; a long (~8-day) terminal plasma half-life in humans, enabling the maintenance of adequate drug levels with relatively infrequent dosing; no history of hypersensitivity (allergic) reactions; and significant activity against chemotherapy-resistant tumors. In patients with metastatic breast cancer, tesetaxel was shown to have significant, single-agent antitumor activity in two multicenter, Phase 2 studies. Tesetaxel currently is the subject of three studies in breast cancer, including a multinational, multicenter, randomized, Phase 3 study in patients with metastatic breast cancer, known as CONTESSA. Positive results of CONTESSA were recently presented at the 2020 San Antonio Breast Cancer Symposium.

About CONTESSA

CONTESSA is a multinational, multicenter, randomized, Phase 3 study of tesetaxel, an investigational, orally administered taxane, in patients with metastatic breast cancer (MBC). CONTESSA is comparing tesetaxel dosed orally at 27 mg/m2 on the first day of each 21-day cycle plus a reduced dose of capecitabine (1,650 mg/m2/day dosed orally for 14 days of each 21-day cycle) to the approved dose of capecitabine alone (2,500 mg/m2/day dosed orally for 14 days of each 21-day cycle) in 685 patients randomized 1:1 with hormone receptor (HR)-positive, human epidermal growth factor receptor 2 (HER2)‑negative MBC previously treated with a taxane in the neoadjuvant or adjuvant setting. Capecitabine is an oral chemotherapy agent that is considered a standard-of-care treatment in MBC. Where indicated, patients must have received endocrine therapy with or without a cyclin-dependent kinase (CDK) 4/6 inhibitor. The primary endpoint is progression-free survival (PFS) as assessed by an Independent Radiologic Review Committee (IRC). The secondary efficacy endpoints are overall survival (OS), objective response rate (ORR) as assessed by the IRC and disease control rate (DCR) as assessed by the IRC.

About Odonate Therapeutics, Inc.

Odonate Therapeutics, Inc. is a pharmaceutical company dedicated to the development of best‑in‑class therapeutics that improve and extend the lives of patients with cancer. Odonate’s initial focus is on the development of tesetaxel, an investigational, orally administered chemotherapy agent that belongs to a class of drugs known as taxanes, which are widely used in the treatment of cancer. Odonate’s goal for tesetaxel is to develop an effective chemotherapy choice for patients that provides quality‑of‑life advantages over current alternatives. To learn more, please visit www.odonate.com.

Forward-looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. We caution investors that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and involve substantial risks and uncertainties that could cause the actual outcomes to differ materially from what we currently expect. These risks and uncertainties include, but are not limited to, those associated with: expectations regarding the outcome of CONTESSA, our Phase 3 study of tesetaxel in patients with metastatic breast cancer; expectations regarding the enrollment, completion and outcome of our other clinical studies; expectations regarding the timing for our planned New Drug Application submission for tesetaxel; expectations regarding our ability to obtain regulatory approval of tesetaxel; the unpredictable relationship between preclinical study results and clinical study results; and other risks and uncertainties identified in our filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release apply only as of the date made, and we undertake no obligation to update or revise any forward‑looking statements to reflect subsequent events or circumstances.

Company Contact

Odonate Therapeutics, Inc.

Michael Hearne

Chief Financial Officer

(858) 281-5366

mhearne@odonate.com

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